Exhibit 99.1

PRO FORMA VALUATION REPORT

MUTUAL HOLDING COMPANY

STOCK OFFERING

PROFILE BANK, FSB

Rochester, New Hampshire

Dated As Of:

August 31, 2007

Prepared By:

RP® Financial, LC.

1700 North Moore Street

Suite 2210

Arlington, Virginia 22209

RP® FINANCIAL, LC.

Financial Services Industry Consultants

August 31, 2007

Board of Directors

Profile Bank, FSB

45 Wakefield Street

Rochester, New Hampshire 03867

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be offered in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Reorganization

The Board of Directors of Profile Bank, FSB (“Profile Bank” or the “Bank”) adopted the plan of reorganization and stock issuance on June 19, 2007, pursuant to which Profile Bank will reorganize into a mutual holding company structure. As part of the plan of reorganization, Profile Bank will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and will become a wholly-owned subsidiary of Profile Bancorp, Inc. (“Profile Bancorp” or the “Company”), a federally-chartered mid-tier stock holding company, and Profile Bancorp will issue a majority of its common stock to Profile Bancorp MHC (the “MHC”), a federally-chartered mutual holding company, and sell a minority of its common stock to the public. It is anticipated that the public shares will be offered in a subscription offering to the Bank’s Eligible Account Holders, Tax-Qualified Employee Benefit Plans including the employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering. The plan of reorganization and stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering. In addition, as part of the reorganization, the Bank will form The Profile Bank Charitable Foundation (the “Foundation”) to further the Bank’s commitment to the local community. The Foundation will be funded with stock equal to 1.9% of the stock issued in the reorganization and cash equal to 1.55% of the Company’s pro forma market value. The total shares offered for sale to the public and issued to the Foundation will constitute a minority of the Company’s stock (49.0% or less).

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

August 31, 2007

The aggregate amount of stock sold by the Company cannot exceed the appraised value of the Bank. Immediately following the offering, the primary assets of the Company will be the capital stock of the Bank and the net offering proceeds remaining after contributing proceeds to the Bank in exchange for 100% of the capital stock of the Bank. The Company will contribute at least 50% of the net offering proceeds in exchange for the Bank’s capital stock. The remaining net offering proceeds, retained at the Company, will be used to fund a loan to the ESOP and as general working capital.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Bank and the other parties engaged by Profile Bank to assist in the corporate reorganization and minority stock issuance process.

Valuation Methodology

In preparing our appraisal, we have reviewed the Bank’s, the Company’s and MHC’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included due diligence related discussions with Profile Bank’s management; Shatswell, MacLeod & Company, P.C., the Company’s independent auditor; Muldoon Murphy & Aguggia LLP, Profile Bank’s conversion counsel; and Sandler O’Neill & Partners, L.P., which has been retained as the financial and marketing advisor in connection with the Bank’s stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Profile Bank operates and have assessed the Bank’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Profile Bank and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Bank’s operating characteristics and financial performance as they relate to the pro forma market value of Profile Bancorp. We have reviewed the economic and demographic

Board of Directors

August 31, 2007

characteristics of the primary market area in which the Bank currently operates. We have compared Profile Bancorp’s financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, and mutual holding company offerings.

The Appraisal is based on Profile Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers Profile Bank only as a going concern and should not be considered as an indication of the Bank’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s value alone. It is our understanding that there are no current plans for pursuing a second-step conversion or for selling control of the Company or the Bank following the offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of August 31, 2007, the estimated aggregate pro forma market value of the shares to be issued immediately following the offering, both shares issued publicly as well as to the MHC, was $30,000,000 at the midpoint, equal to 3,000,000 shares issued at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $25,500,000 and a maximum value of $34,500,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 2,550,000 shares at the minimum of the valuation range and 3,450,000 total shares outstanding at the maximum of the valuation range. In the event that the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $39,675,000 without a resolicitation. Based on the $10.00 per share

Board of Directors

August 31, 2007

offering price, the supermaximum value would result in total shares outstanding of 3,967,500. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 43.1% ownership interest of the Company prior to the issuance of the shares to the Foundation. Accordingly, the offering range to the public of the minority stock will be $10,990,500 at the minimum, $12,930,000 at the midpoint, $14,869,500 at the maximum and $17,099,930 at the supermaximum. Based on the public offering range, and inclusive of the shares issued to the Foundation, the public ownership of the shares will represent 45.0% of the shares issued, with the MHC owning the majority of the shares.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Profile Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of Profile Bank as of June 30, 2007, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Profile Bank, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Board of Directors

August 31, 2007

Respectfully submitted,
RP® FINANCIAL, LC.

/s/ William E. Pommerening
William E. Pommerening
Chief Executive Officer and
Managing Director

/s/ Gregory E. Dunn
Gregory E. Dunn
Senior Vice President

RP® Financial, LC.

TABLE OF CONTENTS

PROFILE BANK, FSB

Rochester, New Hampshire

DESCRIPTION		PAGE NUMBER
CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		1.1
Plan of Reorganization		1.1
Strategic Overview		1.2
Balance Sheet Trends		1.5
Income and Expense Trends		1.9
Interest Rate Risk Management		1.12
Lending Activities and Strategy		1.13
Asset Quality		1.16
Funding Composition and Strategy		1.17
Subsidiaries		1.18
Legal Proceedings		1.18

CHAPTER TWO	MARKET AREA

Introduction		2.1
Market Area Demographics		2.1
National Economic Factors		2.3
Local Economy		2.8
Market Area Deposit Characteristics and Competition		2.9

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		3.1
Basis of Comparison		3.2
Profile Bank’s Peer Group		3.3
Financial Condition		3.6
Income and Expense Components		3.9
Loan Composition		3.12
Interest Rate Risk		3.14
Credit Risk		3.16
Summary		3.16

RP® Financial, LC.

TABLE OF CONTENTS

PROFILE BANK, FSB

Rochester, New Hampshire

(continued)

DESCRIPTION		PAGE NUMBER
CHAPTER FOUR	VALUATION ANALYSIS

Introduction		4.1
Appraisal Guidelines		4.1
RP Financial Approach to the Valuation		4.2
Valuation Analysis		4.3
1. Financial Condition		4.3
2. Profitability, Growth and Viability of Earnings		4.5
3. Asset Growth		4.7
4. Primary Market Area		4.7
5. Dividends		4.8
6. Liquidity of the Shares		4.9
7. Marketing of the Issue		4.10
A. The Public Market		4.10
B. The New Issue Market		4.16
C. The Acquisition Market		4.18
8. Management		4.20
9. Effect of Government Regulation and Regulatory Reform		4.20
Summary of Adjustments		4.21
Basis of Valuation – Fully-Converted Pricing Ratios		4.21
Valuation Approaches: Fully-Converted Basis		4.22
1. Price-to-Earnings (“P/E”)		4.25
2. Price-to-Book (“P/B”)		4.29
3. Price-to-Assets (“P/A”)		4.30
Comparison to Recent Offerings		4.30
Valuation Conclusion		4.31

RP® Financial, LC.

LIST OF TABLES

PROFILE BANK, FSB

Rochester, New Hampshire

TABLE NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheets	1.6
1.2	Historical Income Statements	1.10
2.1	Summary Demographic Data	2.2
2.2	Primary Market Area Employment Sectors	2.8
2.3	Unemployment Trends	2.9
2.4	Deposit Summary	2.10
2.5	Market Area Deposit Competitors	2.12
3.1	Peer Group of Publicly-Traded Thrifts	3.5
3.2	Balance Sheet Composition and Growth Rates	3.7
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.10
3.4	Loan Portfolio Composition and Related Information	3.13
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	3.15
3.6	Credit Risk Measures and Related Information	3.17
4.1	Market Area Unemployment Rates	4.8
4.2	Recent Conversion Pricing Characteristics	4.17
4.3	Market Pricing of Recent Conversion	4.19
4.4	Calculation of Implied Per Share Data	4.23
4.5	MHC Institutions – Implied Pricing Ratios, Full Conversion Basis	4.27
4.6	Pricing Table: MHC Public Market Pricing	4.28

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Page 1.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Profile Bank, FSB (“Profile Bank” or the “Bank”), chartered in 1907, is a federally-chartered savings bank headquartered in Rochester, New Hampshire. The Bank serves southeastern New Hampshire through its main office in Rochester and two branch offices, which are located in Alton and Sanbornville. The Bank’s three offices are located in three different counties. The main office in Rochester is located in Strafford County, while the Alton branch is located in Belknap County and the Sanbornville branch is located in Carroll County. A map of the Bank’s branch offices is provided in Exhibit I-1. Profile Bank, is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). At June 30, 2007, Profile Bank had $135.8 million in assets, $111.0 million in deposits and total equity of $20.4 million equal to 15.0% of total assets. Profile Bank’s audited financial statements are included by reference as Exhibit I-2.

Plan of Reorganization

On June 19, 2007, the Board of Directors of Profile Bank adopted the plan to reorganize from the mutual form of organization to the mutual holding company form of organization. Pursuant to the reorganization, Profile Bank will become a wholly-owned subsidiary of Profile Bancorp, Inc. (“Profile Bancorp” or the “Company”), a federally-chartered mid-tier holding corporation, and Profile Bancorp will issue a majority of its common stock to Profile Bancorp MHC (the “MHC”), a federally-chartered mutual holding company, and sell a minority of its common stock to the public. Concurrent with the reorganization, the Company will retain up to 50% of the net stock proceeds. Immediately after consummation of the reorganization and stock issuance, it is not anticipated that the MHC or the Company will engage in any business activity other than ownership of their respective subsidiaries and investment of stock proceeds that are retained by the Company.

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The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the Bank’s outstanding stock. The Company’s initial activities will be ownership of its subsidiary, Profile Bank, investment of the net cash proceeds retained at the holding company level (initially in short-term investment securities) and extending a loan to the Bank’s newly-formed employee stock ownership plan (“ESOP”). Subsequent activities of the Company may include payment of regular or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers and/or stock repurchases.

The plan of reorganization provides for the establishment of Profile Bank Charitable Foundation (the “Foundation”), which will be funded with cash and stock equal to 8.0% of the public offering. Of the contribution, the stock contribution will equal 1.9% of the shares issued in the reorganization and the balance of the contribution will be made in cash. The Foundation will be dedicated to assist the communities within Profile Bank’s market area beyond community development and lending and will enhance the Bank’s current activities under the Community Reinvestment Act.

Strategic Overview

Profile Bank maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, Profile Bank’s operating strategy has been fairly reflective of a traditional thrift operating strategy in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Bank’s assets and liabilities, respectively. Beyond 1-4 family permanent mortgage loans, the Bank’s lending activities include diversification into commercial real estate, consumer, commercial business and construction loans. Pursuant to the Bank’s current strategic plan, Profile Bank will continue to emphasize 1-4 family lending and will also continue to pursue lending diversification in which growth of commercial real estate loans will be emphasized.

Investments serve as a supplement to the Bank’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. The investment

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Page 1.3

portfolio is comprised primarily of mortgage-backed securities, with the balance of the portfolio consisting of municipal bonds, U.S. Government and agency securities, mutual funds, interest-bearing time deposits and FHLB stock.

Retail deposits have consistently served as the primary interest-bearing funding source for the Bank. The deposit base is concentrated in transaction and savings deposits, although time deposits have been the primary source of the Bank’s deposit growth in recent years. The shift in deposit composition towards a higher concentration of time deposits reflects market trends in general, as higher short-term interest rates have translated into more attractive rates offered on certificate of deposits (“CDs”). The Bank utilizes borrowings as a supplemental funding source to facilitate management of funding costs. Borrowings utilized by the Bank have generally been limited to FHLB advances.

Profile Bank’s earnings base is largely dependent upon net interest income and operating expense levels. Overall, the Bank’s operating strategy has provided for a relatively strong net interest margin; although, due largely to interest rate spread compression resulting from the flat and inverted yield curve that has prevailed in recent years, the Bank’s net interest margin has declined from peak levels. Higher operating expenses have also depressed the Bank’s earnings in recent years, with a large part of the increase attributable to the opening of a third branch in March 2005 and higher marketing expenses devoted to re-branding the Bank and increasing market awareness of the Bank in the local communities served by the Bank. Reflective of a traditional thrift operating strategy, non-interest operating income has not been a significant contributor to the Bank’s earnings. Most of the Bank’s fee income is generated through fees and charges on deposit accounts.

The post-offering business plan of the Bank is expected to continue to focus on operating and growing a profitable institution serving retail customers and small businesses in local markets. Accordingly, Profile Bank will continue to be an independent community-oriented financial institution with a commitment to local real estate financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Bank will seek to implement strategies that will support growth of the Bank, through expansion of market area and diversification of products and services.

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The Bank’s Board of Directors has elected to complete a public stock offering to improve the competitive position of Profile Bank. The capital realized from the minority stock offering will increase the operating flexibility and overall financial strength of Profile Bank. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. Profile Bank’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Bank’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Bank’s future funding needs, which may facilitate a reduction in Profile Bank’s funding costs. Additionally, Profile Bank’s higher equity-to-assets ratio will also better position the Bank to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in the markets currently served by the Bank or nearby surrounding markets. The Bank will also be bettered position to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position. At this time, the Bank has no specific plans for expansion other than through establishing additional branches. The projected uses of proceeds are highlighted below.

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MHC. The Bank intends to capitalize the MHC with $50,000 of cash. The primary activity of the MHC will be ownership of the majority interest in the Company. The MHC funds will be held in low risk liquid instruments.

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Profile Bancorp. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the mid-tier holding company level, net of the loan to the ESOP, are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

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Profile Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s newly issued stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth.

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Overall, it is the Bank’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Profile Bank’s operations.

Balance Sheet Trends

Table 1.1 shows the Bank’s historical balance sheet data for the past five and one-half years. From December 31, 2002 through June 30, 2007, Profile Bank’s assets increased at a 6.7% annual rate. Asset growth was mostly realized through growth of interest-earning assets, which consisted mostly of loan growth. Asset growth was funded with a combination of deposits and borrowings, as well as retained earnings. A summary of Profile Bank’s key operating ratios for the past two and one-half years is presented in Exhibit I-3.

Profile Bank’s loans receivable portfolio increased at a 9.7% annual rate from year end 2002 through June 30, 2007, with the portfolio exhibiting positive growth throughout the period. The Bank’s stronger loan growth rate compared to its asset growth rate served to increase the loans-to-assets ratio from 59.4% at year end 2002 to 74.2% at June 30, 2007. Profile Bank’s historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 69.5% of total loans receivable consisted of 1-4 family permanent mortgage loans at June 30, 2007. Trends in the Bank’s loan portfolio composition over the past two and one-half years show that the concentration of 1-4 loans comprising total loans have increased since year end 2005, as 1-4 family loans equaled 64.2% of total loans at year end 2005. The increase in the ratio of 1-4 family loans comprising total loans since year end 2005 was the result of comparatively stronger growth of 1-4 family residential loans compared to the Bank’s other areas of lending. Over the past two and one-half years, lending diversification by the Bank has been mostly in the areas of commercial real estate loans and consumer loans, which equaled 15.7% and 7.6% of total loans, respectively, at June 30, 2007. Comparatively, commercial real estate loans and consumer loans equaled 17.1% and 8.8% of total loans, respectively, at year end 2005. Similarly, the concentrations of construction loans and commercial business loans comprising total loans decreased slightly since year end 2005, with construction loans and commercial business loans equaling 5.5% and 4.4% of total loans, respectively, at December 31, 2005, versus 3.6% of total loans for both construction loans and commercial business loans at June 30, 2007.

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[Table 1.1 appears here

Profile Bank, FSB

Historical Balance Sheets

(Amount and Percent of Assets)]

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Page 1.7

The intent of the Bank’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Profile Bank’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities. Over the past five and one-half years, the Bank’s level of cash and investment securities (inclusive of FHLB stock) ranged from a high of 50.6% of assets at year end 2003 to a low of 21.3% of assets at June 30, 2007. The general downward trend in the level of cash and investments maintained by the Bank reflects the redeployment of cash flow realized from the sale and repayment of investment funds into loan growth. During the six months ended June 30, 2007, the Bank sold most of its mutual fund investments and the $10.8 million of proceeds realized from the sale of mutual funds were utilized to pay down borrowings that funded the initial investment. Mortgage-backed securities comprise the most significant component of the Bank’s investment portfolio, with the portfolio consisting of pass-through securities guaranteed or insured by Government Sponsored Enterprises (“GSEs”). Mortgage-backed securities are generally purchased as a means to deploy excess liquidity at more favorable yields than other investment alternatives that are consistent with Profile Bank’s investment philosophy. As of June 30, 2007, the mortgage-backed securities portfolio totaled $14.7 million, in which $3.7 million of the portfolio was classified as available for sale and $11.0 million of the portfolio was classified as held to maturity. As of June 30, 2007, the net unrealized loss on the available for sale mortgage-backed securities portfolio equaled $165,000.

Beyond the Bank’s investment in mortgage-backed securities, investment securities held by the Bank at June 30, 2007 consisted of U.S. agency securities ($1.0 million), municipal bonds ($3.1 million) and mutual funds ($1.5 million). The Bank also held $2.0 million of interest-bearing time deposits and $932,000 of FHLB stock at June 30, 2007. U.S. agency securities and municipal bonds are maintained as held to maturity investments and mutual funds are maintained as available for sale investments. As of June 30, 2007, the net unrealized loss on the mutual fund investments equaled $62,000. Exhibit I-4 provides historical detail of the Bank’s investment portfolio.

The Bank also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of some of the Bank’s senior officers and directors. The purpose of the

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Page 1.8

investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of June 30, 2007, the cash surrender value of the Bank’s BOLI equaled $75,000.

Over the past five and one-half years, Profile Bank’s funding needs have been largely addressed through retail deposits, internal cash flows, borrowings and retained earnings. From year end 2002 through June 30, 2007, the Bank’s deposits increased at an annual rate of 5.5%. Positive deposit growth was sustained throughout the period covered in Table 1.1, with the most significant growth occurring in 2005. The stronger deposit growth recorded in 2005 was supported by the opening of the Bank’s third branch office, which is located in Alton. Deposits as a percent of assets ranged from a low of 74.2% at year end 2004 to a high of 81.7% at June 30, 2007. Transaction and savings accounts equaled 58.0% of the Bank’s total deposits at June 30, 2007, versus a comparable ratio of 69.8% at year end 2005. Time deposits have been the primary source of the Bank’s deposit growth in recent years, increasing from $32.5 million or 30.2% of total deposits at year end 2005 to $46.6 million or 42.0% of total deposits at June 30, 2007.

Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support control of deposit costs. The Bank’s utilization of borrowings has generally been fairly limited over the past five and one-half years, with total borrowings peaking at $15.0 million or 11.3% of assets at year end 2004. In 2007, the Bank paid down borrowings with proceeds realized from the sale of the mutual funds. As of June 30, 2007, the Bank maintained $3.6 million of borrowings equal to 2.7% of assets. The Bank’s utilization of borrowings has been limited to FHLB advances.

Since year end 2002, retention of earnings and the adjustment for accumulated other comprehensive income translated into an annual capital growth rate of 5.1% for the Bank. Capital growth essentially kept pace with asset growth as Profile Bank’s equity-to-assets ratio of 14.9% at year end 2002 approximated the 15.0% ratio maintained at June 30, 2007. All of the Bank’s capital is tangible capital, and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 2007. The addition of stock proceeds will serve to strengthen the Bank’s capital position, as well as support growth opportunities. At the same time, as the result of the significant increase that will be realized in the Bank’s pro forma capital position, Profile Bank’s ROE can be expected to decline from current returns.

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Income and Expense Trends

Table 1.2 shows the Bank’s historical income statements for the past five years and for the twelve months ended June 30, 2007. The Bank reported positive earnings over the past five and one-half years, ranging from a low of 0.56% of average assets during 2005 to a high of 1.35% of average assets during 2002. For the twelve months ended June 30, 2007, the Bank reported net income of $943,000 for a return on average assets of 0.68%. The lower returns posted by the Bank in recent periods have been mostly attributable to a decline in core earnings, although 2005 earnings were negatively impacted by the writedown of investment securities. Most of the decrease in core earnings has been related to higher operating expenses.

Over the past five and one-half years, the Bank’s net interest income to average assets ratio ranged from a high of 4.06% during 2002 to a low of 3.34% during 2006. The decline in the net interest income ratio from 2002 through 2006 reflects a narrowing of the Bank’s interest rate spread, which was initially attributable to a steeper decline in the overall yield earned on interest-earning assets relative to the overall rate paid on funding liabilities. Comparatively, during 2005 and 2006, the narrowing of the interest rate spread has been attributable to a more significant increase in funding costs relative to the yield earned on interest-earning assets. Factors that have contributed to the Bank’s interest rate spread compression include the declining interest rate environment that facilitated accelerated repayments in the loan and MBS portfolios due to borrowers refinancing into lower rate loans and more recently the adverse impact of rising short-term interest rates on a balance sheet that is liability sensitive in the short-term. For the twelve months ended June 30, 2007, the Bank’s net interest income to average assets ratio increased to 3.46%. The increase in the net interest income ratio was supported by the sale of mutual funds, growth of loans and the pay down of borrowings, which translated into a more significant increase in the overall yield earned on interest-earning assets relative to the overall increase in rate paid on interest-bearing liabilities. During the six months ended June 30, 2007, the Bank’s interest spread increased to 3.23% compared to 3.17% during 2006. The Bank’s net interest rate spreads and yields and costs for the past two and one-half years are set forth in Exhibits I-3 and I-5.

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[Table 1.2 appears here

Profile Bank, FSB

Historical Income Statements

(Amount and Percent of Avg. Assets)]

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Non-interest operating income has been maintained at a fairly stable level over the past five and one-half years, ranging from a high of 0.55% of average assets during 2002 to a low of 0.31% of average assets during 2006. For the twelve months ended June 30, 2007, non-interest operating income equaled 0.32% of average assets. The decline in the non-interest operating income ratio since 2002 has resulted from a decrease in non-interest income, primarily in the areas of fees and service charges. Fees and charges on deposit accounts constitute the primary source of non-interest income for the Bank, which have declined over the past five and one-half years.

Operating expenses represent the other major component of the Bank’s earnings, ranging from a low of 2.14% of average assets during 2004 to a high of 2.73% of average assets during the twelve months ended June 30, 2007. The increase in the operating expense ratio since 2004 reflects the additional expenses associated with opening and operating a third branch in 2005, which are expected to be leveraged over time as deposits maintained at that branch increase. Higher operating expenses also reflect an increase in market expenses largely devoted to advertising for the purpose of re-branding the Bank. Slower asset growth in 2005 and 2006 followed by a decline in assets during the first six months of 2006 further contributed to the upward trend in the Bank’s operating expense ratio. Upward pressure will be placed on the Bank’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same, the increase in capital realized from the stock offering will increase the Bank’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

Overall, the general trends in the Bank’s net interest margin and operating expense ratio since 2002 reflect a decline in core earnings, as indicated by the Bank’s expense coverage ratio (net interest income divided by operating expenses). Profile Bank’s expense coverage ratio equaled 1.66 times during 2002, versus a comparable ratio of 1.27 times during the twelve months ended June 30, 2007. The decline in the expense coverage ratio resulted from a decline in the net interest income ratio and an increase in the operating expense ratio. Similarly, Profile Bank’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 52.9% during 2002 was more favorable than the 72.2% efficiency ratio maintained for the twelve months ended June 30, 2007.

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No loan loss provisions were established by the Bank during the past five and one-half years, reflecting the Bank’s generally low risk lending strategy and maintenance of favorable credit quality measures. As of June 30, 2007, the Bank maintained allowance for loan losses of $468,000, equal to 0.46% of net loans receivable and 158.6% of non-accruing loans. Exhibit I-6 sets forth the Bank’s allowance for loan loss activity during the past five and one-half years.

Non-operating income generally has not been a significant factor in the Bank’s earnings, consisting of gains and losses from the sale of investment securities and the writedown of securities in 2005. The most significant loss was recorded during 2005, with the writedown on securities and loss on sale of investment securities totaling $355,000 or 0.26% of average assets. For the twelve months ended June 30, 2007 the Bank recorded a gain of $1,000 on the sale of investment securities. The gains and losses realized from the sale and writedown of investment securities are viewed as non-recurring components of income, in light of the unpredictable and volatile characteristics of those earnings.

The Bank’s effective tax rate ranged from a low of 35.19% during the twelve months ended June 30, 2007 to a high of 42.55% during 2005. As set forth in the prospectus, the Bank’s marginal effective statutory tax rate approximates 38.0%.

Interest Rate Risk Management

The Bank’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as in the interest rate environment that prevailed during 2006 and the first half of 2007 in which the yield curve was inverted due to short-term interest rates increasing to levels that exceed the yields earned on longer-term Treasury bonds. As of June 30, 2007 the Net Portfolio Value (“NPV”) analysis provided by the OTS indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 13% decline in the Bank’s NPV (see Exhibit I-7).

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The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through underwriting residential mortgages that will allow for their sale to the secondary market when such a strategy is appropriate, investing in securities with varied terms or repricing periods, emphasizing originations of 1-4 ARM loans and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term and adjustable rate loans. As of June 30, 2007, of the Bank’s total loans due after June 30, 2008, ARM loans comprised 51.0% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through maintaining a high concentration of deposits in lower cost and less interest rate sensitive transaction and savings accounts. Transaction and savings accounts comprised 58.0% of the Bank’s deposits at June 30, 2007. The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s capital will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Profile Bank’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Bank’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank has emphasized commercial real estate loans followed by home equity loans. Other noteworthy areas of lending diversification for the Bank include commercial business loans and construction loans, while, except for home equity loans, consumer loans have been a very minor area of lending diversification for the Bank. Going forward, the Bank’s lending strategy is expected to remain fairly consistent with recent historical trends, with the origination of 1-4 family permanent mortgage loans remaining as the primary source of loan originations and commercial real estate loans remaining as the primary area of lending diversification. Growth of home equity loans and commercial business will also be emphasized as desired areas of loan growth going forward. Exhibit I-9 provides historical detail of Profile Bank’s loan portfolio composition over the past two and one-half years and Exhibit I-10 provides the contractual maturity of the Bank’s loan portfolio by loan type as of June 30, 2007.

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Profile Bank originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans. The Bank typically retains most originations for investment, but from time-to-time will sell certain longer term fixed rate originations for purposes of interest rate risk management. The Bank retains the servicing on loans that are sold. ARM loans offered by the Bank include loans with one and three year repricing periods as well as loans with initial repricing periods of three or five years, which convert to a one year ARM loan after the initial repricing period. ARM loans are indexed to the comparable term Treasury rate. Fixed rate 1-4 family mortgage loans offered by the Bank have terms between 10 through 30 years. Loans are generally underwritten to secondary market standards specified. As of June 30, 2007, the Bank’s outstanding balance of 1-4 family loans equaled $70.3 million or 69.5% of total loans outstanding.

Construction loans originated by the Bank consist substantially of loans to finance the construction of 1-4 family residences on a pre-sold basis. On a more limited basis, the Bank’s construction lending activities include loans to businesses generally for purposes of expanding or renovating an existing facility. Construction loans are generally interest only loans that provide for payment of only interest during the construction phase, which is usually up to nine months. At the end of the construction phase, the loan generally converts to a permanent mortgage loan. Residential construction loans are generally originated up to a maximum loan-to-value (“LTV”) ratio of 80.0% and commercial real estate construction loans are generally originated up to a maximum loan-to-value ratio of 75.0%. As of June 30, 2007, Profile Bank’s outstanding balance of construction loans equaled $3.6 million or 3.6% of total loans outstanding.

The balance of the mortgage loan portfolio consists of commercial real estate loans, which are collateralized by properties in the Bank’s primary market area. Commercial real estate loans are generally offered as ARM loans indexed to Treasury rates with amortization terms of up to 20 years. Profile Bank originates commercial real estate loans up to a maximum LTV ratio of 75.0% and requires a minimum debt-coverage ratio of 1.25 times. Properties securing the commercial real estate loan portfolio include industrial buildings, apartment buildings, retail and mixed-used properties, office buildings and restaurants. As of June 30, 2007, the Bank’s largest

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commercial real estate loan was $858,000 and was secured by a manufacturing facility. This loan was performing in accordance with its original terms at June 30, 2007. As of June 30, 2007, the Bank’s outstanding balance of commercial real estate loans equaled $15.9 million or 15.7% of the total loan portfolio.

Profile Bank’s diversification into non-mortgage loans consists primarily of consumer loans, with home equity loans constituting the major component of the consumer loan portfolio. Rising home values have supported growth of the home equity loan portfolio in recent years. However, more recently, there has been some softening of the local residential real estate market, but, in general, the markets served by the Bank tend to have comparatively more stable real estate values than larger metropolitan areas. Home equity loans are offered as fixed rate amortizing loans or floating rate lines of credit. Home equity loans are offered for terms of up to 15 years and a maximum loan amount of $250,000. The Bank will originate home equity loans up to a LTV ratio of 80.0%, inclusive of other liens on the property. Home equity lines of credit are tied to the prime rate as reported in The Wall Street Journal. Other than home equity loans, consumer lending has been a relatively minor area of lending diversification for the Bank. Other consumer loans held by the Bank consist largely of loans secured by deposits and mobile home loans. As of June 30, 2007, the Bank’s outstanding balance of consumer loans equaled $7.7 million or 7.6% of total loans outstanding. Home equity loans accounted for $6.2 million of the consumer loan balance at June 30, 2007.

To date, diversification into non-mortgage lending has been fairly limited for Profile Bank. The commercial business loan portfolio is generated through extending loans to small- and medium-sized companies operating in the local market area. Commercial business loans offered by the Bank include fixed rate loans up to five year terms and prime rate based lines of credit. The entire commercial business loan portfolio consists of secured loans. As of June 30, 2007, Profile Bank’s outstanding balance of commercial business loans equaled $3.7 million or 3.6% of total loans outstanding.

Exhibit I-11 provides a summary of the Bank’s lending activities over the past two and one-half years. Lending volumes have trended lower over the past two and one-half years, with total loan originated decreasing from $40.4 million during 2005 to $38.6 million during 2006. For the six months ended June 30, 2007 total loans originated equaled $16.4 million compared to

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$21.5 million for the comparable year ago period. With the exception of originations of 1-4 family loans in 2006, lending volumes for the various loan categories have declined over the past two and one-half years. For the two and one-half year period ending June 30, 2007, 1-4 family loans and construction loans were two largest sources of originations for the Bank accounting for 55.4% and 23.7% of total loans originated, respectively. Loan sales were relatively modest during the past two and one-half years and no loans were purchased during the past two and one-half years. Loan sales, consisting of 1-4 family fixed rate loans, totaled $4.6 million for the two and one-half year period ending June 30, 2007. Loan payments were fairly constant during 2005 and 2006 then declined for the six months ended June 30, 2007 compared to the year ago period. Overall, the Bank’s lending activities showed a decrease in net loan activity during the past two and one-half years, as lower principal repayments only partially offset the reduction in loans originated.

Asset Quality

The Bank’s 1-4 family lending emphasis has generally supported favorable credit quality measures. Over the past two and one-half years, Profile Bank’s ratio of non-performing assets, inclusive of accruing loans past due 90 days or more, ranged from a low of 0.22% of assets at June 30, 2007 to a high of 0.27% of assets at year end 2006. As shown in Exhibit I-12, the entire balance of non-performing assets at June 30, 2007 consisted of $295,000 of non-accruing loans. Non-accruing loans held by the Bank at June 30, 2007 consisted of $196,000 of 1-4 family permanent mortgage loans and $99,000 of consumer loans.

To track the Bank’s asset quality and the adequacy of valuation allowances, Profile Bank has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed quarterly by senior management and the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of June 30, 2007, the Bank maintained valuation allowances of $468,000, equal to 0.46% of net loans receivable and 158.6% percent of non-accruing loans.

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Funding Composition and Strategy

Deposits have consistently accounted for the major portion of the Bank’s interest-bearing funding composition and at June 30, 2007 deposits equaled 96.9% of Profile Bank’s interest-bearing funding composition. Exhibit I-13 sets forth the Bank’s deposit composition for the past two and one-half years and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at June 30, 2007. Transaction and savings account deposits constitute the largest portion of the Bank’s deposit base, although recent trends in the Bank’s deposit composition show that the concentration of transaction and savings accounts comprising total deposits has been declining. A decline in core deposits and growth of CDs have both contributed to the decline in the level of core deposits comprising total deposits. Transaction and savings account deposits equaled $64.4 million or 58.0% of total deposits at June 30, 2007, versus $75.1 million or 69.8% of total deposits at December 31, 2005.

The balance of the Bank’s deposits consists of CDs, with Profile Bank’s current CD composition reflecting a higher concentration of short-term CDs (maturities of one year or less). As of June 30, 2007, the CD portfolio totaled $46.6 million or 42.0% of total deposits and 87.2% of the CDs were scheduled to mature in one year or less. As of June 30, 2007, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $16.3 million or 35.0% of total CDs. Profile Bank does not maintain any brokered CDs. Growth of CDs in recent years has been facilitated by a general increase in CD rates, thereby increasing the attractiveness of those deposits relative to lower yielding transaction and savings account deposits. From year end 2005 through June 30, 2007, the Bank’s balance of CDs increased by $14.1 million.

Borrowings serve as an alternative funding source for the Bank to facilitate management of funding costs and interest rate risk. The Bank’s utilization of borrowings has typically been limited to FHLB advances. Profile Bank maintained $3.6 million of FHLB advances at June 30, 2007, which had fixed interest rates with maturity dates in 2008. To the extent borrowings are added by the Bank, FHLB advances would likely continue to be the primary source of borrowings utilized. Exhibit I-15 provides further detail of the Bank’s borrowings activities during the past three and one-quarter years.

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Subsidiaries

Profile Bank’s only subsidiary is Profile Asset Management, LLC, which was formed in March 2006. As a New Hampshire-chartered limited liability company, Profile Asset Management’s purpose is to manage and hold certain real estate associated with Profile Bank’s Alton, New Hampshire branch office.

Legal Proceedings

The Bank is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Bank.

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II. MARKET AREA

Introduction

Profile Bank serves southeastern New Hampshire through its main office in Rochester and two branch offices located in the town of Alton and the village of Sanbornville. The markets served by the Bank’s offices consist of Strafford, Belknap, and Carroll Counties. The major portion of the Bank’s activities is conducted within the markets served by the retail branches and surrounding contiguous markets. Exhibit II-1 provides information on the Bank’s office facilities.

The primary market area served by the Bank is largely suburban and rural in nature. The Bank’s competitive environment includes a number of thrifts, commercial banks and other financial service providers, some of which have a regional or national presence. Due to its small size, the Bank has more limited resources and a smaller market presence than many of its competitors. The primary market area economy is fairly diversified, with services, wholesale/retail trade and government constituting the basis of the primary market area economy.

Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Bank, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Bank and the relative economic health of the Bank’s market area.

Market Area Demographics

Key demographic and economic indicators in the Bank’s market include population, number of households and household/per capita income levels. Demographic data for Belknap, Carroll, and Strafford Counties, as well as comparative data for New Hampshire and the U.S., is provided in Table 2.1. From 2000 through 2007, annual population growth rates for all of the market area counties exceeded the comparable New Hampshire and the United States population

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[Table 2.1 appears here

Profile Bank

Summary Demographic Data]

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growth rates. Carroll County had the smallest population (49,000) and a strong annual population growth rate of 1.5%. Belknap County follows with the next highest population (63,000) and the highest annual population growth rate of 1.7%. Strafford County had the highest population of 125,000 and paralleled Carroll County’s annual growth rate of 1.5%. Growth in the number of households paralleled the population growth rates, with the market area counties household growth rates exceeding both the U.S. and New Hampshire growth rates. Projected five year annual population and household growth rates for the market area counties reflect slower growth compared to the 2000 to 2007 growth rates, consistent with the projected New Hampshire and U.S. growth rates.

Median household and per capita income for the market area counties were all below the comparable New Hampshire measures, as certain regions of the state contain highly affluent markets particularly with respect to markets in the southern region of the state. In comparison to the U.S., Carroll County was the only market area county with lower median household income and Strafford County was the only market area county with lower per capita income. Household income distribution measures show that in comparison to both the U.S and New Hampshire, all of the market area counties maintain a lower percentage of households with incomes of $100,000 or more, which is indicative of the market area’s more rural nature that provides for a lower cost of living than the more heavily populated markets within the state. Strafford County maintains the highest percentage out of the three counties. Over the next five years, growth in household income for all three market area counties is projected to remain fairly comparable to the projected New Hampshire and U.S. growth rates.

National Economic Factors

The future success of the Bank’s operations is partially dependent upon various national and local economic trends. In assessing economic trends over the past year, solid job growth provided for a dip in the August 2006 unemployment rate to 4.7%. Home inventories continued to rise in August, which translated in fewer housing starts in August. Existing home sales also declined in August, which put downward pressure on home prices with the median home price for existing home sales falling in August for the first time since 1995. Durable-goods orders fell

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in August, while new home sales posted an unexpected gain in August. Job growth slowed in September, but the unemployment rate edged down to 4.6%. Overall, the economy grew at a 2.0% annual rate in the third quarter of 2006.

The mid-October 2006 release of the Federal Reserve’s “beige book” indicated that consumer spending remained strong, despite the slowdown in the housing market. The Federal Reserve’s “beige book” also found job markets tightening across the U.S., but without an accompanying increase in wages. Falling gas prices supported a solid increase in September retail sales. Excluding gas sales, retail sales increased 0.6% in September. While new home construction rose in September, building permits declined pointing to a softening in residential construction. Lower median home prices and a decline in construction spending in September provided further evidence of a cooling housing market, while new home sales fell 3.2% in September. A slowing economy was also indicated by a decline in industrial output in September and a decline in manufacturing activity in October. At the same time the economy showed signs of resilience, as the October unemployment rate dropped to a five-year low of 4.4% and retail sales, excluding gas sales, rose in October. New home building rose in November, despite the glut of unsold homes on the market, and retail sales rose more than expected in November. The November employment report showed continued job growth, but the unemployment rate edged up to 4.5%. In a sign that the housing slump could be bottoming out, sales of new and existing homes rose in November. Retailers reported a modest increase in December same store sales, while job growth was stronger than expected in December. The December unemployment rate held steady at 4.5%. Housing starts rose in December, although the housing market remained weak. Fourth quarter GDP increased at a 2.2% annual rate.

Signs of slower economic growth continued to emerge at the start of 2007, as manufacturing activity declined in January. The employment report for January was also less favorable, based on fewer jobs added and an increase in the unemployment rate to 4.6%. Retail sales were flat in January, while economic activity in the service sector continued to expand during January. Durable-goods orders fell 7.8% in January as demand for transportation equipment plunged. Existing home sales rose 3% in January on lower prices. Comparatively, new home sales fell by 16.6% in January from the previous month, the largest drop in 13 years. While the manufacturing sector grew in February, the service sector expanded at a slower than

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expected pace in February. The February unemployment rate dipped to 4.5%, even though job growth slowed during February. Other signs of a cooling economy included a nominal increase in retail sales during February, sales of new homes fell for the second straight month in February and capital goods orders, excluding defense and aircraft, fell in February. Comparatively, March data showed signs of a more resilient economy, retail sales were up strongly in March and the March unemployment rate dropped to a five-month low of 4.4% on stronger-than-expected job growth. Despite rising inventories of unsold homes, housing starts were also stronger than expected in March.

The beginning of the second quarter of 2007 showed indications of a slowing economy. The April unemployment rate edged up to 4.5%, as cautious employers added the fewest jobs in more than two years. Major retailers experienced a 2.3% decrease in same store sales during April and home building permits slid in April to their lowest point in almost a decade. The general economy also showed some areas of strength in April, which included a jump in industrial output and an increase in manufacturing activity. Consumer confidence rose in May, as rising stocks and a strong job market kept Americans upbeat. The U.S. housing market remained sluggish in May, as the inventory of unsold homes was up in 18 major metropolitan areas and new housing starts continued to decline. Better-than-expected job growth maintained the national unemployment rate at 4.5% for May. Manufacturing activity picked up in June, while the housing market continued to struggle as the inventory of homes for sale continued to rise in June. New and existing home sales both declined in June. Solid job growth for June held the national unemployment rate at 4.5% and GDP grew at a stronger-than-expected 4.0% annualized rate during the second quarter.

Retail sales were up modestly in July 2007, while the unemployment rate for July increased to 4.6% on slower job growth. Industrial output showed a stronger than expected in July, while the housing market continued to struggle. New home construction fell in July to its lowest level in a decade and existing home sales dropped to for a fifth straight month in July. Home prices also fell in July for a record 12th consecutive month, with the drop in prices accelerating amid a glut of unsold homes and tighter lending standards. Consumer confidence fell in August, with the decline being attributed to softening of business and labor-market conditions.

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In terms of interest rate trends over the past year, weaker-than-expected job growth in July 2006 helped to push long-term Treasury yields lower in the first week of August as the yield on the 10-year Treasury note dipped to a four-month low of 4.90%. Long-term Treasury yields continued to ease lower into the second half of August, as the Federal Reserve left rates unchanged at 5.25%, its first pause after two years of steady increases. Modest increases in producer prices and core consumer prices for July, as well as weaker home sales in July, sustained the downward trend in long-term interest rates into late-August. After stabilizing in the first half of September, long-term Treasury yields trended lower during the balance of September amid signs of slower economic growth. The September meeting of the Federal Reserve concluded with no change in interest rates.

The rally in long-term Treasury bonds extended into early-October 2006, as the Federal Reserve Chairman suggested that the sinking housing market could slow economic growth in the U.S. Growing expectations that the Federal Reserve would leave rates unchanged at its next meeting reversed the downward trend in interest rates heading into mid-October. Interest rates stabilized ahead of the Federal Reserve meeting in October and then trended lower in late-October as the Federal Reserve held rates steady as expected. After edging up slightly in early-November, long-term Treasury yields declined slightly in mid-November on upbeat comments by the St. Louis Federal Reserve about interest rates. A smaller than expected increase in core consumer prices for October also served to boost bond prices in late-November. Interest rates stabilized in early-December and then edged higher following the November employment report which reflected solid job growth. The Federal Reserve left interest rates unchanged at its mid-December meeting, indicating that inflation remained its principal concern. There was little change in interest rates through most of December with the inverted yield curve remaining inverted for a longer period than many economists had forecast.

A stable interest rate environment continued to prevail at the beginning of 2007, which was followed by a mild upward trend in interest rates in mid-January. Lower oil prices and increased expectations of the Federal Reserve not cutting rates anytime soon contributed to the rise in long-term Treasury yields. Following the Federal Reserve’s decision to leave rates unchanged at its end of January meeting, interest rates stabilized during the first half of February. Treasury bonds rallied in mid-February, based on indications from the Federal Reserve

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Chairman that inflation was headed lower. Signs of slower economic growth and a sell-off in the stock market continued the downward trend in Treasury yields in late-February. A stable interest rate environment prevailed throughout most of March, as economic measures generally reflected a downturn in economic activity and the March meeting of the Federal Reserve concluded with no change in the federal funds target rate. The Federal Reserve statement from the March meeting continued to cite inflation concerns, but the Federal Reserve dropped its stated bias to raise rates.

Some stronger than expected economic reports pushed long-term Treasury yields higher at the start of the second quarter of 2007. The release of the March minutes of the Federal Reserve, which revealed that more rate increases may be needed to combat inflation, further contributed to the rise in interest rates. Treasury yields eased lower in mid-April on tame inflation data reflected in the March consumer price numbers. Interest rates stabilized through the balance of April and for the first half of May. The Federal Reserve left interest rates unchanged at its May meeting and gave no signs that it was moving towards an interest rate cut. Long-term Treasury yields moved higher heading into late-May, with such factors as global growth, an increase in May consumer confidence and initial jobless claims falling for a fifth straight week contributing to the upward trend in interest rates. Bond prices plunged on inflation worries during the first half of June, with the yield on the 10-year Treasury note rising to a five year high of 5.25%. Interest rates eased lower during the second half of June on mixed economic data. The Federal Reserve left rates unchanged at its late-June meeting, but softened its hawkish inflation stance. At the same time, the Federal Reserve seemed to rule out the possibility of cutting rates any time soon.

Healthy job growth reflected in the June 2007 employment report pushed Treasury yields higher at the start of the third quarter. However, Treasury bonds rallied in mid-July on news of rating cuts on bonds backed by subprime mortgages, as investors dumped junk bonds for the relative safety of Treasury bonds. The rally in long-term Treasury bonds continued into late-July, on fears that the housing slump was spreading to the broader economy. Interest rates stabilized during the first half of August, as the Federal Reserve held rates steady as expected and core wholesale inflation showed only a modest increase in July. A half point cut in the Federal Reserve’s discount rate and increased speculation that the Federal Reserve would cut the

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federal funds rate in September pushed interest rates lower heading into the second half of August, with short-term Treasury yields posting their biggest decline in 19 years. The comparatively larger decline in short-term Treasury yields provided for a slightly positive slope to the yield curve in late-August. As of August 31, 2007, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 4.19% and 4.54%, respectively, versus comparable year ago yields of 5.01% and 4.74%. Exhibit II-2 provides historical interest rate trends from 1991 through August 31, 2007.

Local Economy

The Bank’s primary market area has a fairly diversified local economy, with employment in services, wholesale/retail trade and government serving as the basis of the local economy. As shown in Table 2.2, service jobs represent the largest employer in all three of the market area counties, followed by employment in the wholesale/retail sector for Belknap and Carroll Counties. These two counties are the location of New Hampshire’s largest lake, Lake Winnipesaukee, which makes it a popular tourist destination in the summertime. The second largest area of employment for Strafford County was the government sector, which is evident in the city of Rochester where the city government is the largest employer.

Table 2.2

Primary Market Area Employment Sectors

(Percent of Labor Force as of 2005)

Employment Sectors	NH	Belknap	Carroll	Strafford	Avg.(1)
Services	39.8%	40.7%	44.2%	35.9%	40.3%
Wholesale/Ret. Trade	17.8	18.2	17.7	16.1	17.3
Government	11.1	10.8	9.2	19.6	13.2
Manufacturing	10.1	10.2	4.6	9.6	8.1
Fin. Ins. Real Estate	8.7	8.1	8.2	7.4	7.9
Construction	7.2	7.5	10.4	6.3	8.1
Transportation/Utility	2.4	2.2	1.5	1.8	1.8
Farming	0.6	0.7	0.8	0.6	0.7
Other	2.3	1.6	3.4	2.7	2.6

	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Averages do not include New Hampshire.

Source: Regional Economic Information System Bureau of Economic Analysis.

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Comparative unemployment rates for the three market area counties, as well as for the U.S. and New Hampshire, are shown in Table 2.3. The market area counties June 2007 unemployment rates were all below New Hampshire’s unemployment rate of 4.0% and the national unemployment rate of 4.5%. Belknap County’s unemployment rate was the lowest at 3.5%, while June 2007 unemployment rates for Carroll County and Strafford County were only slightly higher at 3.6% and 3.7%, respectively. Consistent with the state of New Hampshire, June 2007 unemployment rates for all three of the primary market area counties were higher compared to a year ago. Comparatively, the June 2007 national unemployment rate was slightly lower compared to a year ago.

Table 2.3

Profile Bank

Unemployment Trends (1)

Region	June 2006 Unemployment	June 2007 Unemployment
United States	4.6%	4.5%
New Hampshire	3.4	4.0
Belknap County	3.0	3.5
Carroll County	3.1	3.6
Strafford County	3.2	3.7

(1)	Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Competition

The Bank’s retail deposit base is closely tied to the economic fortunes of Belknap, Carroll, and Strafford Counties and, in particular, the areas of the county that are nearby to one of Profile Bank’s three branches. Table 2.4 displays deposit market trends from June 30, 2003 through June 30, 2006 for Profile Bank, as well as for all commercial bank and savings institution branches located in the three counties and the state of New Hampshire. The data indicates that bank and thrift deposits in Belknap County decreased at a 55.9% annual rate from June 30, 2003 through June 30, 2006. This large decrease was attributable to the merger of Providian National Bank into Washington Mutual in 2005. Providian had $9.0 billion in deposits at its Belknap County offices as of June 30, 2004, which were closed in connection with the

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[Table 2.4 appears here

Profile Bank

Deposit Summary]

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merger. Similarly, the decline in New Hampshire deposits reflects the loss of the Providian National deposits. Bank and thrift deposits maintained in Carroll County and Strafford County reflected annual growth rates of 1.3% and 1.9%, respectively, during the three year period. Consistent with the state of New Hampshire, savings institutions maintained a larger market share of deposits than commercial banks in Belknap, Carroll, and Strafford Counties. During the period covered in Table 2.4, savings institutions experienced an increase in deposit market share in all three market area counties and the state of New Hampshire. Savings institutions gained deposit market share through deposit growth, as well as the approximate $9 billion reduction in commercial bank deposits that resulted from the acquisition of Providian National.

The Bank’s largest market share of deposits is in Strafford County, where the main office is located. The main office held $82.0 million of deposits at June 30, 2006, which represented a 6.6% market share of Strafford County’s thrift and bank deposits. Profile’s deposits in Strafford County increased at a 3.7% annual rate from June 30, 2003 through June 30, 2006, which served to increase its market share of Strafford County deposits from 6.3% to 6.6%. Profile Bank’s deposits declined at a 3.1% annual rate in Carroll County over the three year period, decreasing the Bank’s market share from 2.0% to 1.7%. The Bank recently entered into the Belknap County market and holds a 0.8% deposit market share as of June 30, 2006.

The Bank faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. Securities firms, credit unions and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Profile. With regard to lending competition, the Bank encounters the most significant competition from the same institutions providing deposit services. In addition, the Bank competes with mortgage companies, independent mortgage brokers, and credit unions in originating mortgage loans. Table 2.5 lists the Bank’s largest competitors in Belknap, Carroll, and Strafford Counties, based on deposit market share as noted parenthetically. As of June 30, 2006, the Bank maintained a 0.8%, 1.7%, and 6.6% market share of deposits in Belknap, Carroll, and Strafford Counties, respectively, which represented the smallest market share of deposits in Belknap and Carroll Counties and the 5th largest market share of deposits in Strafford County.

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Table 2.5

Profile Bank

Market Area Deposit Competitors

Location	Name
Belknap County	LSB Financial (34.7%)
Meredith Village SB (22.2%)
Royal Bank of Scotland Group (17.0%)
Profile Bank, FSB (0.8%) – Rank of 7
Carroll County	Royal Bank of Scotland Group (27.8%)
TD Banknorth, Inc (20.8%)
Community Bank & Trust Co. (17.7%)
Profile Bank, FSB (1.7%) – Rank of 7
Strafford County	Royal Bank of Scotland Group (39.4%)
TD Banknorth, Inc. (20.7%)
Chittenden Corporation (14.0%)
Profile Bank, FSB (6.6%) – Rank of 5

Sources: SNL Financial and FDIC.

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III. PEER GROUP ANALYSIS

This chapter presents an analysis of Profile Bank’s operations versus a group of comparable companies (the “Peer Group”) selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Profile Bank is provided by these public companies. Factors affecting the Bank’s pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Profile Bank and the Peer Group, will then be used as a basis for the valuation of Profile Bank’s to-be-issued common stock.

Peer Group Selection

The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were approximately 40 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization; (3) the potential impact of “second-step” conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) most MHCs have formed mid-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. We believe that each of these factors has an impact on the pricing of the shares of MHC institutions, and that such factors are not reflected in the pricing of fully-converted public companies.

Given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for Profile Bank’s valuation should be comprised of subsidiary institutions of mutual holding companies. The selection of publicly-traded mutual holding companies for the Bank’s Peer Group is consistent with the regulatory guidelines and other recently completed MHC transactions. Further, the Peer Group should be comprised of only

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those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a “second-step” conversion and/or companies whose market prices appear to be distorted by speculative factors or unusual operating conditions. MHCs which have recently completed a minority stock offering have been excluded as well, due to the lack of a seasoned trading history and insufficient quarterly financial data that includes the impact of the offering proceeds. The universe of all publicly-traded institutions is included as Exhibit III-1.

Basis of Comparison

This appraisal includes two sets of financial data and ratios for the Peer Group institutions. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the Peer Group institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis through assuming the sale of the majority shares held by the MHCs in public offerings based on their current trading prices and standard assumptions for a thrift conversion offering. Throughout the appraisal, the adjusted figures will be specifically identified as being on a “fully-converted” basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the Peer Group institutions.

Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used in Chapter III to make financial comparisons between the Peer Group and the Bank. The differences between the Peer Group’s reported financial data and the financial data of Profile Bank are not significant enough to distort the conclusions of the

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comparison (in fact, such differences are greater in a standard conversion appraisal). The adjusted financial data (fully-converted basis) will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each Peer Group institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between Peer Group institutions that have sold different percentage ownership interests to the public, and reflect the implied pricing ratios being placed on the Peer Group institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.

Profile Bank’s Peer Group

Under ideal circumstances, the Peer Group would be comprised of ten publicly-traded New Hampshire-based MHC institutions with capital, earnings, credit quality and interest rate risk comparable to Profile Bank. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily broad-based and not confined to a particular geographic market area. In light of the relatively small asset size of the Bank, the Peer Group companies were selected based on the following criteria: (1) ten smallest publicly-traded MHCs in terms of asset size with seasoned trading histories; and (2) profitable on a reported and core earnings basis. The asset sizes of the Peer Group companies ranged from $133 million to $398 million. The universe of all publicly-traded MHC institutions, exclusive of institutions that have announced second-step conversions, is included as Exhibit III-2 and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.

Unlike the universe of fully-converted publicly-traded thrifts, which includes approximately 125 companies, the universe of public MHC institutions is small, thereby reducing the prospects of a highly comparable Peer Group. Nonetheless, because the trading characteristics of public MHC institution shares are significantly different from those of fully-converted companies, public MHC institutions were the most appropriate group to consider as Peer Group candidates for this valuation. Relying solely on full stock public companies for the

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Peer Group would not capture the difference in current market pricing for public MHC institutions and thus could lead to distorted valuation conclusions. The federal regulatory agencies have previously concurred with this selection procedure of the Peer Group for MHC valuations. To account for differences between Profile Bank and the MHC Peer Group in reaching a valuation conclusion, it will be necessary to make certain valuation adjustments. The following discussion addresses financial similarities and differences between Profile Bank and the Peer Group.

Table 3.1 on the following page lists key general characteristics of the Peer Group companies. Although there are differences among several of the Peer Group members, by and large they are well-capitalized and profitable institutions and their decision to reorganize in MHC form suggests a commonality of operating philosophy. Importantly, the trading prices of the Peer Group companies reflect the unique operating and other characteristics of public MHC institutions. While the Peer Group is not exactly comparable to Profile Bank, we believe such companies form a good basis for the valuation of Profile Bank, subject to certain valuation adjustments.

In aggregate, the Peer Group companies maintain a higher level of capital relative to the universe of all public thrifts (17.38% of assets versus 12.58% for the all public average), generate slightly lower core earnings on a return on average assets basis (0.44% ROAA versus 0.49% for the all public average), and generate a lower core return on equity (3.10% ROE versus 4.70% for the all public average). The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully-converted basis).

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[Table 3.1

Peer Group of Publicly - Traded Thrifts

August 29, 2007 (or most

recent date available)]

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Page 3.6

	All Publicly-Traded	Peer Group Reported Basis	Fully Converted Basis (Pro Forma)
Financial Characteristics (Averages)
Assets ($Mil)	3,136	306	347
Equity/Assets (%)	12.58%	17.38%	26.14
Core Return on Assets (%)	0.49	0.44	0.61
Core Return on Equity (%)	4.70	3.10	2.60
Pricing Ratios (Averages)(1)
Core Price/Earnings (x)	20.71x	21.46x	28.22x
Price/Book (%)	130.65%	145.72%	83.76%
Price/Assets (%)	16.47	25.67	22.14

(1)	Based on market prices as of August 31, 2007.

The following sections present a comparison of Profile Bank’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Profile Bank and the Peer Group. Profile Bank’s and the Peer Group’s ratios reflect balances as of June 30, 2007, unless otherwise indicated for the Peer Group companies. Profile Bank’s net worth base of 15.0% was slightly below the Peer Group’s average net worth ratio of 17.4%. However, with the consummation of the reorganization and infusion of the net conversion proceeds, the Bank will maintain a higher equity-to-assets ratio than the Peer Group average. All of the Bank’s capital consisted of tangible capital, while the Peer Group’s capital included intangibles equal to 0.8% of assets. Profile Bank’s higher pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. However, at the same time, Profile Bank’s higher pro forma capitalization will likely result in a very low return on equity in the intermediate-term. Both the Bank’s and the Peer Group’s capital ratios reflected healthy capital surpluses with respect to the regulatory capital requirements.

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[Table 3.2 appears here

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of June 30, 2007]

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Page 3.8

The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Profile Bank and the Peer Group. The Bank’s loans-to-assets ratio of 74.2% was higher than the comparable Peer Group ratio of 69.0%. Comparatively, the Bank’s cash and investments-to-assets ratio of 21.3% was lower than the comparable ratio for the Peer Group of 25.4%. Overall, Profile Bank’s interest-earning assets amounted to 95.5% of assets, which exceeded the comparable Peer Group ratio of 94.4%.

Profile Bank’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Bank’s deposits equaled 81.7% of assets, which was above the Peer Group’s ratio of 71.7%. Comparatively, borrowings accounted for a higher portion of the Peer Group’s interest-bearing funding composition, as indicated by borrowings-to-assets ratios of 2.7% and 9.4% for Profile Bank and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 84.4% and 81.1%, respectively. Following the increase in capital provided by the net proceeds of the stock offering, the Bank’s ratio of interest-bearing liabilities as a percent of assets will be lower than the Peer Group’s ratio.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Bank’s IEA/IBL ratio is slightly lower than the Peer Group’s ratio, based on respective ratios of 113.2% and 116.4%. The additional capital realized from stock proceeds should serve to increase the Bank’s IEA/IBL ratio, as the interest free capital realized in Profile Bank’s stock offering is expected to be mostly deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Profile Bank’s growth rates are based on annualized growth based on the 18-month period ended June 30, 2007, while the Peer Group’s growth rates are based on annual growth rates for the twelve months ended June 30, 2007 or the most recent period available for the Peer Group companies. Profile Bank’s assets decreased at a 1.5% annualized growth rate, versus a 3.3% increase in assets posted by the Peer Group. Profile Bank’s asset shrinkage was the result

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of a 31.1% decrease in cash and investments, which was mostly related to the sale of the mutual funds. The reduction in Profile Bank’s cash and investments was largely offset by a 13.0% increase in loans. Asset growth for the Peer Group was sustained by a 9.9% increase in loans, which was partially offset by an 11.8% decline in cash and investments.

Asset shrinkage and a 2.1% increase in deposits funded a 54.2% reduction in the Bank’s borrowings. The Peer Group posted a lower deposit growth rate of 1.0% and a nominal increase in borrowings. Capital growth rates posted by the Bank and the Peer Group equaled 4.5% and 1.7%, respectively. The Bank’s higher capital growth rate was supported by retention of all of its earnings, earning a higher return on assets and maintenance of a lower level of capital. Comparatively, the Peer Group’s capital growth rate was slowed by dividend payments as well as stock repurchases. The NM capital growth rate reflected for NE Community Bancorp resulted from the infusion of stock proceeds during the period analyzed in Table 3.2. The increase in capital realized from stock proceeds will likely depress the Bank’s capital growth rate initially following the stock offering. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Bank’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays comparable statements of operations for the Bank and the Peer Group, based on earnings for the twelve months ended June 30, 2007, unless otherwise indicated for the Peer Group companies. Profile Bank and the Peer Group reported net income to average assets ratios of 0.68% and 0.88%, respectively. The Peer Group’s higher return was realized through higher levels of non-interest operating income and net gains and a lower effective tax, while a higher level of net interest income and lower levels of loss provisions and operating expenses, represented earnings advantages for the Bank.

The Bank’s stronger net interest income ratio was realized through maintenance of a higher interest income and a lower interest expense ratio. The Bank’s slightly higher interest income ratio was supported by maintenance of a higher level of interest-earning assets and a slightly higher yield earned on interest-earning assets (5.98% for the Bank versus 5.93% for the Peer Group). The Bank’s lower interest expense ratio was supported by a lower cost of funds

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[Table 3.3 appears here

Income as a Percent of Average Assets and

Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended June 30, 2007]

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Page 3.11

(2.57% versus 3.19% for the Peer Group), which was partially offset by the lower level of interest-bearing liabilities maintained by the Peer Group. Overall, Profile Bank and the Peer Group reported net interest income to average assets ratios of 3.46% and 3.00%, respectively.

In another key area of core earnings strength, the Bank maintained a slightly lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 2.73% and 2.81%, respectively. The Bank’s lower operating expense ratio was achieved despite maintaining a higher number of employees than the Peer Group relative to their respective asset sizes. Assets per full time equivalent employee equaled $3.8 million and $4.0 million for the Bank and the Peer Group, respectively. The Bank’s slightly lower level of operating expenses, despite maintain a slightly higher number of employees relative to asset size, is indicative of rural markets in general where lower compensation costs are facilitated by a relatively low cost of living. On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Profile Bank’s capacity to leverage operating expenses will be greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank’s earnings were stronger than the Peer Group’s. Expense coverage ratios posted by Profile Bank and the Peer Group equaled 1.27x and 1.07x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.58% and 0.32% of the Peer Group’s and

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Profile Bank’s average assets, respectively. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group’s earnings, Profile Bank’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 72.2% was more favorable than the Peer Group’s efficiency ratio of 77.9%. The Bank’s more favorable efficiency ratio was realized through maintenance of a higher net interest income ratio and a lower operating expense ratio, which more than offset the Peer Group’s higher ratio for non-interest operating income.

Loan loss provisions had a slightly larger impact on the Peer Group’s earnings, as no loan loss provisions were established by the Bank during the twelve month period. Loan loss provisions for the Peer Group equaled 0.06% of average assets. The relatively minor impact of loan loss provisions on the Bank’s and the Peer Group’s earnings were indicative of their generally favorable credit quality measures and low risk lending strategies.

Net gains for the Peer Group equaled 0.67% of average assets, which was supported by a large net gain posted by NE Community Bancorp equal to 6.38% of average assets. The gain recorded by NE Community Bancorp was realized through the sale of a branch office. Comparatively, net gains for the Bank were nominal. Given the generally non-recurring nature of gains and losses resulting from the sale of loans, investments and other assets, the net gains reflected in the he Peer Group’s earnings will be discounted in evaluating the relative strengths and weaknesses of the Bank’s and the Peer Group’s respective earnings. Extraordinary items were not a factor in either the Bank’s or the Peer Group’s earnings.

Taxes had a larger impact on the Bank’s earnings, as Profile Bank and the Peer Group posted effective tax rates of 35.19% and 31.20%, respectively.

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions and investment in mortgage-backed securities. The Bank’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (62.6% versus 48.1% for the Peer Group). The Bank’s higher ratio was substantially attributable to maintaining a higher

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[Table 3.4 appears here

Loan Portfolio Composition and

Related Information

Comparable Institution Analysis

As of June 30, 2007]

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Page 3.14

concentration of 1-4 family loans, as the Bank maintained only a slightly higher level of mortgage-backed securities than the Peer Group. Loans serviced for others equaled 4.4% and 12.1% of the Bank’s and the Peer Group’s assets, respectively, thereby indicating a slightly greater influence of mortgage banking activities on the Peer Group’s operations. The Peer Group’s balance of loans serviced for others translated into a modest balance of servicing intangibles, versus a zero balance for the Bank.

Diversification into higher risk and higher yielding types of lending was slightly less significant for the Bank in comparison to the Peer Group companies on average. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Bank (11.7% of assets), followed by consumer loans (5.7% of assets). The Peer Group’s lending diversification also consisted primarily of commercial real estate/multi-family loans (20.4% assets), while other areas of lending diversification for the Peer Group were fairly evenly distributed between construction/land loans (3.1% of assets), commercial business loans (2.3% of assets), and consumer loans (1.9% of assets). Other areas of lending diversification for the Bank consisted of construction/land loans (2.7% of assets) and commercial business loans (2.7% of assets). The Bank’s higher concentration of assets maintained in loans translated into a slightly higher risk weighted assets-to-assets ratio for the Bank (60.94% versus 56.37% for the Peer Group).

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group companies. In terms of balance sheet composition, Profile Bank’s interest rate risk characteristics were considered to be fairly comparable to the Peer Group’s. Most notably, the Peer Group maintained slightly higher tangible equity/assets and IEA/IBL ratios compared to the Bank, while a lower level of non-interest earning assets represented an advantage for the Bank with respect to capacity to generate net interest income and, in turn, limit the interest rate risk associated with the balance sheet. On a pro forma basis, the infusion of stock proceeds should serve to provide the Bank with comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, particularly with respect to the increases that will be realized in the Bank’s equity-to-assets and IEA/IBL ratios.

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[Table 3.5 appears here

Interest Rate Risk Measures

and Net Interest Rate Volatility

Comparable Institution Analysis

As of June 30, 2007 or Most

Recent Date Available]

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Page 3.16

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Profile Bank and the Peer Group. In general, there was a slightly greater degree of volatility reflected in the quarterly changes in the Bank’s net interest income ratios, based on the interest rate environment that prevailed during the period covered in Table 3.5. However, the stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, since interest rate sensitive liabilities will be funding a lower portion of the Bank’s assets.

Credit Risk

Overall, the credit risk associated with the Bank’s and the Peer Group’s balance sheets were considered to be fairly similar, as implied by a comparison of their respective credit quality measures. As shown in Table 3.6, Profile Bank’s ratio of non-performing assets and accruing loans that are more than 90 days past due as a percent of assets was slightly less than the comparable Peer Group ratio (0.22% versus 0.42% for the Peer Group). Likewise, Profile Bank’s non-performing loans-to-loans ratio, which does not include accruing loans that are more than 90 days past due, was lower than the Peer Group’s ratio (0.29% versus 0.55% for the Peer Group). The Bank and the Peer Group maintained similar levels of loss reserves as a percent of non-performing loan (158.6% versus 142.0% for the Peer Group), while loss reserves as a percent of loans were higher for the Peer Group (0.73% versus 0.46% for the Bank). Net loan charge-offs were nominal for both the Bank and the Peer Group.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Profile Bank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint.

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[Table 3.6 appears here

Credit Risk Measures and Related

Information Comparable Institution

Analysis As of June 30, 2007

or Most Recent Date Available]

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Page 3.18

Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

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Page 4.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology used to determine Profile Bank’s estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank’s pro forma market value utilizing the market value approach.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings are somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

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RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

The pro forma market value determined herein is a preliminary value for the Bank’s to-be-issued stock. Throughout the MHC process, RP Financial will: (1) review changes in the Bank’s operations and financial condition; (2) monitor the Bank’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to the close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Profile Bank’s value, the market value of the stocks of public MHC institutions, or Profile Bank’s value alone. To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

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Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Profile Bank coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

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Overall A/L Composition. Loans funded by retail deposits were the primary components of both Profile Bank’s and the Peer Group’s balance sheets. The Bank’s interest-earning asset composition exhibited a higher concentration of loans, while the Peer Group’s loan portfolio composition reflected a slightly greater degree of diversification into higher risk and higher yielding types of loans. Overall, the Bank’s asset composition provided for a slightly higher yield earned on interest-earning assets and a slightly higher risk weighted assets-to-assets ratio in comparison to the Peer Group’s measures. Profile Bank’s funding composition reflected a higher level of deposits and a lower level of borrowings than the comparable Peer Group ratios, which provided the Bank with a lower cost of funds than maintained by the Peer Group. Overall, as a percent of assets, the Bank maintained a higher level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which provided for a slightly higher IEA/IBL ratio for the Peer Group. The infusion of stock proceeds should serve to increase the Bank’s IEA/IBL ratio and, thus, provide the

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Page 4.4

Bank with a higher IEA/IBL than maintained by the Peer Group. On balance, RP Financial concluded that the Bank’s pro forma asset/liability composition was a slightly positive factor in our adjustment for financial condition.

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Credit Quality. The Bank’s ratios for non-performing assets and non-performing loans ratios were slightly lower than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans were similar for the Bank and the Peer Group, while the Peer Group maintained higher loss reserves as a percent of loans. Net loan charge-offs were modest for both the Bank and the Peer Group. As noted above, the Bank maintained a slightly higher risk weighted assets-to-assets ratio than the Peer Group. Overall, RP Financial concluded that credit quality was a neutral factor in our adjustment for financial condition.

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Balance Sheet Liquidity. The Peer Group maintained a higher level of assets in cash and investments (25.4% of assets versus 21.3% for the Peer Group). Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Bank’s future borrowing capacity was considered to be slightly greater than Peer Group’s, based on the higher level of borrowings currently maintained by the Peer Group. Overall, RP Financial concluded that this was a slightly positive factor in our adjustment for financial condition.

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Funding Liabilities. The Bank’s interest-bearing funding composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios, which provided the Bank with a lower of cost of funds than maintained by the Peer Group. Total interest-bearing liabilities as a percent of assets were slightly higher for the Bank compared to the Peer Group ratio, which was attributable to Profile Bank’s slightly lower capital position. Following the stock offering, the increase in the Bank’s capital position should provide Profile Bank with a lower level of interest-bearing liabilities than maintained by the Peer Group. Accordingly, we concluded that this was a slightly positive factor in our adjustment for financial condition.

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Capital. The Peer Group operates with a higher equity-to-assets ratio than the Bank. However, following the stock offering, Profile Bank’s pro forma capital position will exceed the Peer Group’s equity-to-assets ratio. The increase in the Bank’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Bank more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, Profile Bank’s pro forma balance sheet strength was considered to be slightly more favorable than Peer Group’s, as implied by the upward adjustment applied for the Bank’s asset/liability composition, liquidity, funding composition and capital strength. Accordingly, a slight upward adjustment was applied for the Bank’s financial condition.

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2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

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Reported Earnings. The Peer Group’s reported earnings were higher than the Bank’s on a ROAA basis (0.88% of average assets versus 0.68% for the Bank). The Peer Group’s higher return was supported by higher levels of non-interest operating and net gains and a lower effective tax rate, which were partially offset by the Bank’s higher net interest margin and slightly lower levels of loan loss provisions and operating expenses. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Bank’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. On balance, RP Financial concluded that the Bank’s reported earnings were a neutral factor in our adjustment for profitability, growth and viability of earnings.

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Core Earnings. Both the Bank’s and the Peer Group’s earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Bank operated with a higher net interest margin, a lower operating expense ratio and a lower level of non-interest operating income. The Bank’s ratios for net interest income and operating expenses translated into an expense coverage ratio that was higher than the Peer Group’s ratio (1.27x versus 1.07x for the Peer Group). Similarly, the Bank’s efficiency ratio of 72.2% was more favorable than the Peer Group’s efficiency ratio of 77.9%, as the Bank’s higher net interest margin and lower operating expense ratio more than offset the Peer Group’s higher ratio for non-interest operating income. Loss provisions had a slightly larger impact on the Peer Group’s earnings, while the Bank’s effective tax rate was higher than the Peer Group’s effective tax rate. Overall, these measures, as well as the expected earnings benefits the Bank should realize from the redeployment of stock proceeds into interest-earning assets, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Bank’s core earnings are more favorable than the Peer Group’s. Therefore, RP Financial concluded that this was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

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Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group’s net interest income to average assets ratios indicated that a higher degree of volatility was associated with the Bank’s net interest margin. Other measures of interest rate risk, such as capital and IEA/IBL ratios were fairly similar for the Bank and the Peer Group, thereby indicating a comparable dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/ILB ratios that are above the Peer Group ratios, as well as enhance the stability of the Bank’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

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Credit Risk. Loan loss provisions were a slightly larger factor in the Peer Group’s earnings, as the Bank did not record any loss provisions during the twelve month period. In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was slightly higher for the Peer Group and the Bank maintained a slightly higher risk weighted assets-to-assets ratio. Credit quality measures for non-performing assets and non-performing loans were slightly more favorable for the Bank, while reserve coverage ratios were similar for the Bank and the Peer Group based on non-performing loans and higher for the Peer Group based on loans. Net loan charge-offs were minimal for the Bank and the Peer Group. Overall, RP Financial concluded that earnings credit risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

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Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Bank’s historical loan growth was stronger than the Peer Group’s. Second, the infusion of stock proceeds will provide the Bank with greater growth potential through leverage than currently maintained by the Peer Group. Lastly, the Peer Group’s higher level of non-interest operating income implies greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

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Return on Equity. Currently, the Bank’s ROE is above the Peer Group’s ROE, which was realized through earning a higher return on assets with a slightly lower level of capital than maintained by the Peer Group. As the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Bank’s equity, the Bank’s pro forma return equity will be more comparable to the Peer Group’s ROE. Accordingly, this was a neutral factor in the adjustment for profitability, growth and viability of earnings.

On balance, the profitability, growth and viability of Profile Bank’s pro forma earnings

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were considered to be slightly more favorable than Peer Group’s, as implied by the upward adjustment applied for the Bank’s core earnings, interest rate risk and earnings growth potential. Accordingly, a slight upward adjustment was applied for this valuation factor.

3.	Asset Growth

The Peer Group recorded stronger asset growth than the Bank (3.3% growth versus 1.5% asset shrinkage for the Bank), although loans growth was stronger for the Bank (13.0% versus 9.9% for the Peer Group). On a pro forma basis, the Bank’s tangible equity-to-assets ratio will be above the Peer Group’s tangible equity-to-assets ratio, implying greater leverage capacity for the Bank. Accordingly, on balance, we believe that a slight upward valuation adjustment was warranted for this factor.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Profile Bank’s primary market area for deposits and loans is considered to be where the Bank maintains a branch presence in the southeastern New Hampshire counties of Strafford, Belknap and Carroll. The primary market area served by the Bank is largely suburban and rural and nature. Population and household growth in the Bank’s primary counties exceeded the comparable New Hampshire and U.S. growth rates during the 2000 through 2007 period. Household and per capita income measures for the primary market area counties were below the New Hampshire measures, but generally approximated the U.S. income measures. Income growth rates in the primary market area counties were in line with the New Hampshire and U.S. growth rates.

The majority of the Peer Group companies also operate in suburban and rural markets with comparable population bases as the markets served by Profile Bank. In general, the Peer Group companies operated in markets with slower growing populations and lower per capita income compared to Strafford County. The average and median deposit market shares maintained by the Peer Group companies were well above the Bank’s market share of deposits in

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Strafford County. Overall, the degree of competition faced by the Peer Group companies was viewed as less than faced by the Bank in Strafford County, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be less favorable than provided by the Bank’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, June 2007 unemployment rates for all of markets served by the Peer Group companies exceeded the unemployment rate reflected for Strafford County. On balance, we concluded that a slight upward adjustment was appropriate for the Bank’s market area.

Table 4.1

Market Area Unemployment Rates

Profile Bank and the Peer Group Companies(1)

	County	June 2007 Unemployment
Profile Bank - NH	Strafford	3.7%
The Peer Group
Brooklyn Federal MHC – NY	Kings	5.6%
Cheviot Financial MHC – OH	Hamilton	5.8
Gouverneur Bancorp MHC – NY	St. Lawrence	5.6
Greene Co. Bancorp MHC - NY	Greene	4.5
Jacksonville Bancorp MHC – IL	Morgan	5.0
Kentucky First Fed. Bancorp – KY	Perry	7.9
Lake Shore Bancorp. MHC – NY	Chautauqua	4.2
NE Community Bancorp MHC – NY	New York	4.5
Pathfinder Bancorp MHC - NY	Oswego	5.2
United Comm. Bancorp MHC – IN	Dearborn	5.5

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.	Dividends

At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

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Nine out of the ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.14% to 4.07%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.45% as of August 31, 2007. As of August 31, 2007, approximately 82% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.34%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

Our valuation adjustment for dividends for Profile Bank also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders’ ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated companies in a second-step conversion. As an MHC operating under OTS regulation, the Bank will be subject to the same regulatory dividend policy as all of the Peer Group companies. Accordingly, we believe that to the extent Profile Bank’s pro forma market value would be influenced by the OTS’ dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

While the Bank has not established a definitive dividend policy prior to converting, the Bank will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for purposes of the Bank’s dividend policy.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ system and the remaining company trades on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and

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outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $9.7 million to $61.9 million as of August 31, 2007, with average and median market values of $33.7 million and $34.2 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 881,000 to 6.0 million, with average and median shares outstanding of 2.9 million and 3.4 million, respectively. The Bank’s minority stock offering is expected to have a pro forma market value and shares outstanding that are well below the average and median market values and shares outstanding indicated for the Peer Group. It is anticipated that the Bank’s stock will be listed for trading on the OTC Bulletin Board. Overall, we anticipate that the Bank’s public stock will have a less liquid trading market than the Peer Group companies on average and, therefore, concluded that a slight downward adjustment was necessary for this factor.

7.	Marketing of the Issue

Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

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In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Stocks traded in a narrow range before strengthening at the end of August 2006 and into early-September, as oil prices dropped below $70 a barrel for the first time in two months and the unemployment rate for August dropped to 4.7%. The Dow Jones Industrial Average (“DJIA”) moved to a four-month high in mid-September, with further declines in oil prices and the Federal Reserve’s decision to leave rates unchanged helping to sustain the positive trend. Stocks retreated modestly heading into late-September, as investors reacted negatively to an economic report showing a slow down in business activity in the Mid-Atlantic region. Lower oil prices and a strong consumer sentiment report helped stocks to rally at the close of the third quarter.

The broader stock market rally was sustained into the fourth quarter of 2006, as the DJIA moved to an all-time high in early-October. Lower oil prices and growing expectations that the next move by the Federal Reserve would be to cut rates extended the stock market rally into mid-October, with the DJIA approaching the 12000 mark. The DJIA closed above 12000 heading into late-October 2006, with optimism about corporate earnings, the Federal Reserve’s decision to hold rates steady and lower oil prices sustaining the rally. Despite a slight pullback at the end of October, the 3.4% gain in the DJIA for October was the best monthly gain since November 2005. Stocks continued to edge lower at the beginning of November, but then rebounded strongly in mid-November. Favorable inflation data reflected in wholesale and consumer prices for October, merger news and upbeat comments by the Federal Reserve about interest rates were factors that contributed to the rally in the broader market. Stocks traded in a narrow range ahead of the holiday shopping season in late-November. After posting a big one day loss in late-November on concerns about retail sales, lower oil prices, merger news and favorable economic reports provided a boost to stocks in early-December. The DJIA traded to record highs in mid- and late-December, as stocks benefited from some robust economic reports and investors betting on a strong finish for the year.

Lower oil prices helped to sustain the positive trend in stocks at the start of 2007, which was followed by a mild pullback due to weakness in technology stocks. Optimism about the economy and some favorable earnings reports helped to lift the DJIA to a record high heading into late-January 2007, which was followed by a one day sell-off on a weak housing

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report and concerns about higher rates. Stocks surged higher at the end of January 2007, as the Federal Reserve’s late-January meeting concluded with no change in rates. The broader stock market traded in a narrow range in early-February and then the DJIA rallied to a new record in mid-February. Comments by the Federal Reserve Chairman that helped to alleviate concerns of higher rates, as well as lower oil prices, were factors that contributed to the mid-February rally. Comparatively, higher oil prices contributed to a downturn in stocks heading into late-February. A sell-off in China’s stock market turned into a global market sell-off, as the DJIA plunged over 400 points on February 27th.

Stocks recovered some of the losses from the one day sell-off in early-March 2007, as the broader stock market benefited from a rebound in China’s stock market. Mounting troubles for subprime mortgage lenders and weak economic data fueled a sharp downturn in the broader stock market in mid-March. Following the sell-off, merger announcements, rallies in overseas markets and a drop in oil prices supported a rebound in the broader stock market ahead of the March meeting of the Federal Reserve. The Federal Reserve’s decision to hold rates steady further strengthened the rebound in the stock market as investors were buoyed by the Federal Reserve’s assessment that the economy would continue to expand at a moderate pace. Stocks fluctuated at the close of the first quarter on mixed economic data.

Signs of an improving housing market provided a boost to the stock market at the start of the second quarter 2007, with news of an increase in an index of pending existing home sales during February supporting a one-day gain of more than 120 points in the DJIA. News of Iran’s release of British hostages, lower oil prices and a favorable March employment report also contributed to the broader market gains in early-April. The broader market rally continued through most of April, as merger news and strong corporate profits lifted the DJIA above a close of 13000 in late-April. For the month of April, the DJIA closed up 5.7%. Stronger than expected manufacturing data and lower oil prices helped to propel the DJIA to five consecutive record highs in early-May. Following a sharp one day sell-off on a weak retail sale report for April, the positive trend in the broader stock market continued into mid-May. A new wave of corporate deals, lower oil prices and a stronger than expected reading for May consumer confidence were noted factors that help to sustain the rally. Stocks eased lower in late-May, reflecting profit taking and concerns about a pullback in China’s stock market. Inflation worries

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and higher rates pushed stocks lower in early-June, while a strong retail sales report for May triggered a rebound in the stock market in mid-June. Stocks generally traded lower in the second half of June on continued inflation concerns, as well as higher oil prices and weakness in the housing market.

The broader stock market showed a positive trend at the start of third quarter of 2007, with the DJIA closing at record highs in mid-July. A positive report on manufacturing activity in June, healthy job growth reflected in the June employment report and merger news contributed to the stock market rally. A favorable second quarter earnings report by IBM helped the DJIA close above the 14000 mark heading into late-July, which was followed a general downturn in stocks during late-July and early-August. Stocks were driven lower by fears that the housing slump was spreading to the broader economy and concerns of a widening credit crunch prompted by home mortgage lenders cutting off credit or raising rates for a growing number of borrowers. The stock market turned highly volatile in mid-August, reflecting mixed economic news and the ongoing fallout from the credit crisis. Volatility in the stock market continued to prevail through the end of August, based on concerns about the impact of the credit crunch on the economy and speculation about whether or not the Federal Reserve would cut rates at the September meeting. As an indication of the general trends in the nation’s stock markets over the past year, as of August 31, 2007 the DJIA closed at 13357.74 an increase of 17.4% from one year ago and an increase of 7.2% year-to-date, and the NASDAQ closed at 2596.36 an increase of 18.9% from one year ago and an increase of 7.5% year-to-date. The Standard & Poors 500 Index closed at 1473.99 on August 31 2007 an increase of 13.1% from one year ago and an increase of 3.9% year-to-date.

The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have underperformed the broader stock market. Thrift stocks trended lower in late-August 2006 reflecting concerns of a slowdown in housing, while a favorable August employment report provided a boost to the thrift sector at the beginning of September. Inflationary fears prompted a brief sell-off in thrift stocks heading into mid-September, which was followed by a rebound as falling oil prices benefited stocks in general.

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Thrift stocks advanced at the start of the fourth quarter of 2006, based on economic data that suggested the economy was slowing and comments from the Federal Reserve Chairman that raised hopes of a decline in short-term interest rates. Acquisition news and strength in the broader market sustained the upward trend in thrift stocks into mid-October. Thrift stocks sold off with the broader market at the end of October and into early-November, as economic data showing slower growth raised concerns for some investors. Strength in the broader market supported a rebound in thrift stocks ahead of the national elections. Favorable inflation data boosted thrifts stocks along with the broader market in mid-November. Weaker than expected housing data pressured thrift stocks lower heading into late-November. Merger news, including Bank of New York’s announced merger with Mellon Financial Corp., sparked gains in thrift stocks in early-December 2006. Thrift stocks traded in a narrow range through mid-December, as the Federal Reserve left interest rates unchanged as expected. An upbeat report on home sales helped thrift and bank stocks participate in the broader market rally in late-December.

Thrift stocks traded lower at the beginning of 2007, as a favorable employment report for December reduced expectations of the Federal Reserve cutting interest rates. Mixed fourth quarter earnings reports and investor nervousness ahead of the Federal Reserve meeting provided for a choppy trading market for thrift issues in mid- and late-January. Thrift stocks posted gains in late-January and early-February, as thrift investors reacted favorably to the Federal Reserve’s decision to hold rates steady. While the DJIA moved to a new high in mid-February, thrift stocks traded in a narrow range heading into late-February. The late-February sell-off triggered by the downturn in China’s stock market hit thrift stocks as well. Selling pressure in thrift stocks increased during the first half of March, as mortgage lenders in general were hurt by the deterioration in market conditions for subprime mortgage lenders. In mid-March, the Mortgage Bankers Association reported that subprime mortgage delinquencies rose to a four year high during the fourth quarter of 2006. Thrift stocks participated in the broader stock market rally following the Federal Reserve’s decision to hold rates steady at its March meeting, based on expectations that the economy would continue to expand at a moderate pace. Thrift stocks pulled back in late-March, as lenders were hurt by news that sales of new homes fell for the second straight month in February and consumer confidence dropped in March.

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A favorable report on February pending existing home sales sparked gains in thrift stocks at the start of the second quarter of 2007. In contrast to the broader market, thrift stocks trended lower in mid-April as a weak housing market and the overhang of problems in the subprime lending market continued to weigh on the thrift sector. Some positive earnings reports helped to boost thrift stocks heading into the second half of April, but the rally did not match gains posted in the broader market. A late-April report showing a decline in home sales in March served to dampen enthusiasm for thrift stocks, while news of Bank of America’s $21 billion proposed acquisition of LaSalle Bank Corp. had little impact on trading activity among thrift and bank stocks. Thrift stocks headed higher along with the broader stock market in early-May, but did not sustain the upward momentum into mid-May. A disappointing report on the outlook for the housing market weighed on the thrift sector in mid-May, with the National Association of Home Builders report projecting that home sales and housing production would not begin to improve until late in 2007. Merger news provided a boost to thrift stocks heading into late-May, but the gains were not sustained as thrift stocks traded lower on news of stronger than expected economic data and higher interest rates. A favorable employment report for May boosted thrift stocks at the start of June, which was followed by a general downturn in thrift stocks going into mid-June on higher interest rates. Higher interest rates and lackluster housing data furthered the downward trend in thrift stocks during the second half of June.

The thrift sector continued to struggle at the beginning of the third quarter of 2007 on earnings worries and the widening meltdown in the subprime market as Standard & Poor and Moody’s announced plans to downgrade securities backed by subprime mortgages. Bargain hunting and strength in the broader market supported a brief rebound in thrift stocks in mid-July, which was followed a sharp sell off on fears of spreading subprime problems and some second quarter earnings reports showing deterioration in credit quality. A disappointing second quarter earnings report by Countrywide Financial and a larger-than-expected decline in new home sales knocked thrift equities lower in late-July. The downturn in thrift stocks continued into the beginning of August on news that American Home Mortgage Investment Corp. was shutting down operations due to liquidity problems. Thrift stocks participated in the volatility exhibited in the broader market volatility in mid-August, but, in general, the downward trend in thrift equities continued during the first half of August. Thrift equities benefited from the mid-August

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discount rate cut by the Federal Reserve and then fluctuated along with the broader market through the end of August based on speculation over the outcome of the Federal Reserve’s next meeting. On August 31, 2007, the SNL Index for all publicly-traded thrifts closed at 1,537.5 a decrease of 8.7% from one year ago and a decrease of 16.0% year-to-date. The SNL MHC Index closed at 3,516.6 on August 31, 2007, an increase of 4.1% from one year ago and a decrease of 9.2% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

The market for recent conversions has pulled back along with the thrift sector in general, with fewer offerings being oversubscribed and typically reflecting only modest price appreciation or, in some cases, trading below their IPO prices in initial after market trading activity. As shown in Table 4.2, two standard conversions, one second-step conversion and three mutual holding company offerings were completed during the past three months. The mutual holding company offerings are considered to be more relevant for purposes of our analysis. Two of the MHC offerings were closed at the top of their super ranges and one was closed at the minimum of its valuation range. Of the three MHC offerings, Hometown Bancorp’s offering

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[Table 4.2 appears here

Pricing Characteristics and After - Market Trends

Recent Conversions Completed (Last Three Months)]

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was considered to be more comparable to the Bank’s offering. Beneficial Mutual Bancorp (“Beneficial”) is a significantly larger institution than Profile Bank and completed a simultaneous acquisition with the stock offering. FSB Community Bancshares’ offering had to be extended to close at the minimum of the offering range and, to date, the stock has only traded on one day since closing on August 15, 2007. Hometown Bancorp had pre-conversion assets of $124 million and raised gross proceeds of $10.7 million in a 45% public offering. On a fully-converted basis, Hometown Bancorp’s closing pro forma price/tangible book ratio equaled 82.6%. Hometown Bancorp’s stock price was unchanged from the IPO price after the first week of trading and closed 17.5% below the IPO price as of August 31, 2007. Beneficial’s stock price was down 6.2% from the IPO price after the first week of trading and closed 5.0% below the IPO price as of August 31, 2007. FSB Community Bancshares’ stock did not trade until August 31, 2007 and closed down 17.5% from the IPO price.

Shown in Table 4.3 are the current pricing ratios for the two companies that have completed fully-converted offerings during the past three months and are traded on NASDAQ or an Exchange. One of the offerings was a second-step conversions (Abington Bancorp), thereby placing an upward bias on the P/TB ratio compared to the standard conversion offering (Louisiana Bancorp). The current average P/TB ratio of the publicly-traded recent conversions equaled 88.98%.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Profile Bank’s Savings’ stock price of recently completed and pending acquisitions of other savings institutions and banks operating in New Hampshire. As shown in Exhibit IV-4, there were three New Hampshire acquisitions of thrifts or banks completed from the beginning of 2003 through year-to-date 2007, and there is currently one acquisition pending for a New Hampshire bank. To the extent that speculation of a re-mutualization may impact the Bank’s valuation, we have largely taken this into account in selecting companies which operate in the MHC form of ownership. Accordingly, the Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence Profile Bank’s trading price.

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[Table 4.3 appears here

Market Pricing Comparatives

Prices as of August 31, 2007]

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* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift and bank stocks. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

Profile Bank’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations. Exhibit IV-5 provides summary resumes of Profile Bank’s Board of Directors and senior management. The financial characteristics of the Bank suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure. The Bank currently does not have any senior management positions that are vacant.

Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a federally-insured savings institution operating in the MHC form of ownership, Profile Bank will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

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Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Upward
Asset Growth	Slight Upward
Primary Market Area	Slight Upward
Dividends	No Adjustment
Liquidity of the Shares	Slight Downward
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Basis of Valuation - Fully-Converted Pricing Ratios

As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; and (4) the regulatory policies regarding the dividend waiver policy by MHC institutions. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public

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companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in Profile Bank as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community’s evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second-step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale are adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on a tax effected basis; and (4) the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step-conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.4 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the ten public MHC institutions that form the Peer Group.

Valuation Approaches: Fully-Converted Basis

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing Profile Bank’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Profile Bank’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and the Foundation (summarized in Exhibits IV-7 and IV-8).

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[Table 4.4 appears here

Calculation of Implied Per Share Data -

Incorporating MHC Second Step Conversion

Comparable Institution Analysis

For the 12 Months Ended June 30, 2007]

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Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in Profile Bank’s prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Bank’s full conversion value were consistent with the assumptions utilized for the minority stock offering, except expenses were assumed to equal 3.5% of gross proceeds.

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Bank as well as for the Peer Group; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Bank will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares

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issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of August 31, 2007, the pro forma market value of Profile Bank’s full conversion offering, taking into account the dilutive impact of the stock contribution to the Foundation, equaled $30,000,000 at the midpoint, equal to 3,000,000 shares at $10.00 per share.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank’s reported earnings equaled $943,000 for the twelve months ended June 30, 2007. In deriving Profile Bank’s core earnings, the only adjustment made to reported earnings was to eliminate net gains on the sale of investments, which equaled $1,000 for the twelve months ended June 30, 2007. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 38.0% for the net gains on sale of investments, the Bank’s core earnings were determined to equal $942,000 for the twelve months ended June 30, 2007. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
$(000)
Net income	$943
Deduct: Gains on sale of investments(1)	(1)

Core earnings estimate	$942

(1)	Tax effected at 38.0%.

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Based on Profile Bank’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core P/E multiples (fully-converted basis) at the $30.0 million midpoint value equaled 24.63 times and 24.65 times, respectively, which provided for a premium of 0.4% and a discount of 12.7% relative to the Peer Group’s average reported and core P/E multiples (fully-converted basis) of 24.53 times and 28.22 times, respectively (see Table 4.5). In comparison to the Peer Group’s median reported and core earnings multiples of 26.62 times and 31.13 times, respectively, the Bank’s pro forma reported and core P/E multiples at the midpoint value indicated discounts of 7.5% and 20.8%, respectively. At the top of the super range, the Bank’s reported and core P/E multiples equaled 30.36 times and 30.38 times, respectively. In comparison to the Peer Group’s average reported and core P/E multiples, the Bank’ P/E multiples at the top of the super range reflected premiums of 23.8% and 7.7%, respectively. In comparison to the Peer Group’s median reported and core P/E multiples, the Bank’ P/E multiples at the top of the super range reflected a premium of 14.0% and a discount of 2.4%, respectively.

On an MHC reported basis, the Bank’s reported and core P/E multiples at the midpoint value of $30.0 million equaled 29.73 times and 29.76 times, respectively. The Bank’s reported and core P/E multiples provided for premiums of 14.5% and 38.7% relative to the Peer Group’s average reported and core P/E multiples of 25.97 times and 21.46 times, respectively. In comparison to the Peer Group’s median reported and core earnings multiples of 23.51 times and 21.46 times, respectively, the Bank’s pro forma reported and core P/E multiples on an MHC basis at the midpoint value indicated premiums of 26.5% and 38.7%, respectively. At the top of the super range on an MHC basis, the Bank’s reported and core P/E multiples equaled 38.18 times and 38.21 times, respectively. In comparison to the Peer Group’s average reported and core P/E multiples, the Bank’ P/E multiples at the top of the super range reflected premiums of 47.0% and 78.1%, respectively. In comparison to the Peer Group’s median reported and core P/E multiples, the Bank’ P/E multiples at the top of the super range reflected premiums of 62.4% and 78.1%, respectively. The Bank’s implied MHC pricing ratios relative to the MHC pricing ratios for the Peer Group are shown in Table 4.6, and the pro forma calculations are detailed in Exhibits IV-10 and Exhibit IV-11.

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[Table 4.5 appears here

MHC Institutions - Implied Pricing Ratios, full

Conversion Basis

Profile Bank and the Comparables

As of August 31, 2007]

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[Table 4.6 appears here

Public Market Pricing

Profile Bank and the Comparables

As of August 31, 2007]

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2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio (fully-converted basis), to Profile Bank’s pro forma book value (fully-converted basis). Based on the $30.0 million midpoint valuation, Profile Bank’s pro forma P/B and P/TB ratios both equaled 66.45%. In comparison to the average P/B and P/TB ratios for the Peer Group of 83.76% and 86.89%, the Bank’s ratios reflected a discount of 20.7% on a P/B basis and a discount of 23.5% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 81.11% and 86.76%, respectively, the Bank’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 18.1% and 23.4%, respectively. At the top of the super range, the Bank’s P/B and P/TB ratios on a fully-converted basis both equaled 74.68%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 10.8% and 14.1%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 7.9% and 13.9%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting pricing ratios indicated under the earnings approach.

On an MHC reported basis, the Bank’s P/B and P/TB ratios at the $30.0 million midpoint value both equaled 98.43%. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 145.72% and 154.95%, respectively, Profile Bank’s ratios were discounted by 32.5% on a P/B basis and 36.5% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 131.25% and 151.74%, respectively, the Bank’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 25.0% and 35.1%, respectively. At the top of the super range, the Bank’s P/B and P/TB ratios on an MHC basis both equaled 116.55%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 20.0% and 24.8%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 11.2% and 23.2%, respectively.

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3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Profile Bank’s full conversion value equaled 18.69% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 22.14%, which implies a discount of 15.6% has been applied to the Bank’s pro forma P/A ratio (fully-converted basis). In comparison to the Peer Group’s median P/A ratio of 20.69%, the Bank’s pro forma P/A ratio at the midpoint value reflected a discount of 9.7%.

On an MHC reported basis, Profile Bank’s pro forma P/A ratio at the $30.0 million midpoint value equaled 20.57%. In comparison to the Peer Group’s average P/A ratio of 25.67%, Profile Bank’s P/A ratio indicated a discount of 19.9%. In comparison to the Peer Group’s median P/A ratio of 22.95%, the Bank’s pro forma P/A ratio at the midpoint value reflected a discount of 10.4%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As previously noted, of the three recently completed MHC offerings, Hometown Bancorp’s offering was considered to be most comparable to Profile Bank’s offering. Hometown Bancorp’s MHC offerings closed at a price/tangible book ratio of 82.6% (fully-converted basis) and, as of August 31, 2007, Hometown Bancorp’s stock price was 17.5% below the IPO price. In comparison, the Bank’s P/TB ratio of 66.5% at the midpoint value reflects an implied discount of 19.5% relative to Hometown Bancorp’s closing P/TB ratio.

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Valuation Conclusion

Based on the foregoing, it is our opinion that, as of August 31, 2007, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $30,000,000 at the midpoint, equal to 3,000,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $25,500,000 and a maximum value of $34,500,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 2,550,000 at the minimum and 3,450,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $39,675,000 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 3,967,500. The Board of Directors has established a public offering range such that the public ownership of the Bank will constitute a 43.1% ownership interest prior to the issuance of shares to the Foundation. Accordingly, the offering to the public of the minority stock will equal $10,990,500 at the minimum, $12,930,000 at the midpoint, $14,869,500 at the maximum and $17,099,930 at the supermaximum of the valuation range. Based on the public offering range and inclusive of the shares issued to the Foundation, equal to 1.9% of the shares issued in the reorganization, the public ownership of shares will represent 45.0% of the shares issued throughout the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.5 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.6 and are detailed in Exhibits IV-10 and IV-11.